"EFFECTIVE DATE 7/12/09"

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF
Delaware

NUMBER
0100

SHARES

Medisafe 1 Technologies Corp.

AUTHORIZED COMMON STOCK: 200,000,000 SHARES
PAR VALUE: $.0001

This Certifies that ***JACOB ELHADAD***

Is The Record Holder Of ***TWO MILLION***

Shares of Medisafe 1 Technologies Corp. Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated: SEPTEMBER 08, 2009

SECRETARY

CORPORATE SEAL

PRESIDENT